Exhibit 99.1

Nordstrom Reports Fourth Quarter 2020 Earnings
Continued sequential sales improvement across Nordstrom and Nordstrom Rack
Digital sales of approximately $2 billion represented 54% of business
Positive operating cash flow for third consecutive quarter
SEATTLE, Wash. (March 2, 2021) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the fourth quarter ended January 30, 2021 of $0.21, which reflected an income tax benefit related to the CARES Act. Net sales decreased 20 percent, which improved sequentially by 600 basis points relative to the third quarter, after adjusting for a shift of the Nordstrom Anniversary Sale.
Overall trends improved sequentially throughout the quarter, with continued momentum exiting the year. Fourth quarter sales reflected broad-based improvement across the Nordstrom and Nordstrom Rack brands both in stores and online. Digital represented 54 percent of total sales, compared with 35 percent for the same period last year. Enabled by Nordstrom’s market strategy to expand merchandise selection by four times on average with faster delivery, top 10 markets continued to outperform the Company average by 200 basis points.
The Company continued to benefit from strengthening its financial flexibility early in the pandemic, delivering earnings before interest and taxes of $30 million and operating cash flow of $88 million in the fourth quarter.
Heading into the holidays, the Company increased its receipt plans but experienced delays in inventory flow, resulting in higher inventory levels exiting the year. Most of the inventory overage reflected current receipts and non-seasonal merchandise. The Company is taking actions to significantly reduce inventory levels in first quarter 2021 and be fully repositioned in the second quarter.
“We’re proud of our team’s efforts to generate another quarter of improved sales trends and positive operating cash flow in what remains an uncertain environment. Heading into 2021, we’re taking steps to improve our inventory position,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc.
“Over the quarter, we successfully scaled capabilities across both of our powerful brands — Nordstrom and Nordstrom Rack. As we execute our long-term growth strategy to get closer to our customers than ever before, we’re confident in our ability to unlock the full potential of our digital-first platform to gain market share and drive profitable growth.”
FOURTH QUARTER SUMMARY
•Total Company net sales decreased 20 percent compared with the same period in fiscal 2019, slightly exceeding Company expectations for a low-twenties percentage decrease.
•Digital sales increased 24 percent compared with the same period in fiscal 2019 and represented 54 percent of the business.
•Top performing merchandise categories included home, active and beauty.
•For the Nordstrom brand, net sales decreased 19 percent compared with the same period in fiscal 2019. For the Nordstrom Rack brand, net sales decreased 23 percent.
•Gross profit, as a percentage of net sales, of 33 percent decreased 160 basis points compared with the same period in fiscal 2019, primarily due to deleverage from lower sales volume and higher markdowns, partially offset by planned expense savings.
•Ending inventory decreased 3 percent from last year. While inventory levels were above its plan, the majority of the overage reflected current receipts and non-seasonal merchandise, and the Company is taking actions to clear excess seasonal and underperforming categories.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 35 percent increased 470 basis points compared with the same period in fiscal 2019, primarily due to deleverage from lower sales volume and higher labor and shipping expenses associated with COVID-19 during the holiday season, partially offset by planned expense savings. The Company continued to benefit from rebasing its cost structure, reducing overhead costs by approximately 15 percent from last year. Approximately 300 basis points of expenses associated with COVID-19 are not expected to recur in fiscal 2021.

•Earnings before interest and taxes (“EBIT”) was $30 million, or 0.8 percent of net sales, compared with $299 million, or 6.7 percent of net sales for the same period in fiscal 2019.
•Income tax benefit of $51 million, primarily reflects additional benefit from the impact from the CARES Act, bringing the Company’s full year effective tax rate to 44 percent.
•Net earnings were $33 million compared with $193 million during the same period in fiscal 2019.
•Nordstrom generated fourth quarter operating cash flow of $88 million, the third consecutive quarter of positive cash flow.
•During the fourth quarter, the Company fully paid its revolving line of credit, ending the year with $1.5 billion in liquidity including $0.7 billion in cash.
FISCAL 2021 OUTLOOK
Nordstrom is focused on increasing total shareholder returns through four key financial objectives: accelerating revenue growth, expanding operating profit margin, improving return on invested capital and generating cash flow. While the timing of recovery of customer demand remains uncertain, the Company has provided the following financial expectations for fiscal 2021, which assume stores remain open during the year.
•Revenue, including retail sales and credit card revenues, is expected to grow more than 25 percent, with digital representing approximately 50 percent of sales
•EBIT margin is expected to be approximately 3 percent of sales
•Income tax rate is expected to be approximately 27 percent
•Leverage ratio is expected to be approximately 3x by year-end
•For the first half, EBIT is expected to be approximately breakeven, reflecting approximately 45 percent of total year sales
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss fourth quarter 2020 financial results and fiscal 2021 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13716161, until the close of business on March 9, 2021.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 358 stores in the U.S. and Canada, including 100 Nordstrom stores; 249 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, its Form 10-Qs for the fiscal quarters ended May 2, 2020, August 1, 2020 and October 31, 2020, and our Form 10-K for the fiscal year ended January 30, 2021, to be filed with the SEC on or about March 15, 2021 . These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$3,551	$4,439	$10,357	$15,132
Credit card revenues, net	94	99	358	392
Total revenues	3,645	4,538	10,715	15,524
Cost of sales and related buying and occupancy costs	(2,365)	(2,884)	(7,600)	(9,932)
Selling, general and administrative expenses	(1,250)	(1,355)	(4,162)	(4,808)
Earnings (loss) before interest and income taxes[1]	30	299	(1,047)	784
Interest expense, net[1]	(48)	(36)	(181)	(102)
(Loss) earnings before income taxes	(18)	263	(1,228)	682
Income tax benefit (expense)	51	(70)	538	(186)
Net earnings (loss)[1]	$33	$193	$(690)	$496

Earnings (loss) per share:
Basic	$0.21	$1.24	$(4.39)	$3.20
Diluted[1]	$0.21	$1.23	$(4.39)	$3.18

Weighted-average shares outstanding:
Basic	157.9	155.5	157.2	155.2
Diluted	160.9	156.6	157.2	156.1

Percent of net sales:
Gross profit	33.4%	35.0%	26.6%	34.4%
Selling, general and administrative expenses	35.2%	30.5%	40.2%	31.8%
Earnings (loss) before interest and income taxes	0.8%	6.7%	(10.1%)	5.2%
1 COVID-19 related charges for the year ended January 30, 2021 reduced earnings before interest and income tax by $303. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Collectively, these charges impacted after-tax net earnings by $192 or $1.22 per diluted share. In the fourth quarter of 2019, we incurred charges related to the integration of Trunk Club as part of Nordstrom’s market strategy and debt refinancing costs, which reduced earnings before interest and income taxes by $32 million and debt refinancing costs increased interest expense by $8 million. Collectively, these charges reduced after-tax net earnings by $29 million or $0.19 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 30, 2021	February 1, 2020
Assets
Current assets:
Cash and cash equivalents	$681	$853
Accounts receivable, net	245	179
Merchandise inventories	1,863	1,920
Prepaid expenses and other[1]	853	278
Total current assets	3,642	3,230

Land, property and equipment, net	3,732	4,179
Operating lease right-of-use assets	1,581	1,774
Goodwill	249	249
Other assets	334	305
Total assets	$9,538	$9,737

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,960	$1,576
Accrued salaries, wages and related benefits	352	510
Current portion of operating lease liabilities	260	244
Other current liabilities	1,048	1,190
Current portion of long-term debt	500	—
Total current liabilities	4,120	3,520

Long-term debt, net	2,769	2,676
Non-current operating lease liabilities	1,687	1,875
Other liabilities	657	687

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 157.8 and 155.6 shares issued and outstanding	3,205	3,129
Accumulated deficit	(2,830)	(2,082)
Accumulated other comprehensive loss	(70)	(68)
Total shareholders’ equity	305	979
Total liabilities and shareholders’ equity	$9,538	$9,737
1 As of January 30, 2021 prepaid expenses and other included $612 of taxes receivable primarily related to the CARES Act, comprised of $560 for income tax receivable and $52 for payroll tax credits.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 30, 2021	February 1, 2020
Operating Activities
Net (loss) earnings	$(690)	$496
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization expenses and other, net	675	671
Asset impairment	137	—
Right-of-use asset amortization	168	183
Deferred income taxes, net	(7)	52
Stock-based compensation expense	67	69
Change in operating assets and liabilities:
Accounts receivable	(46)	82
Merchandise inventories	53	30
Prepaid expenses and other assets[1]	(607)	(38)
Accounts payable	432	98
Accrued salaries, wages and related benefits	(157)	(71)
Other current liabilities	(143)	(94)
Lease liabilities	(237)	(259)
Other liabilities	7	17
Net cash (used in) provided by operating activities	(348)	1,236

Investing Activities
Capital expenditures	(385)	(935)
Other, net	38	26
Net cash used in investing activities	(347)	(909)

Financing Activities
Proceeds from revolving line of credit	800	—
Payments on revolving line of credit	(800)	—
Proceeds from long-term borrowings	600	499
Principal payments on long-term borrowings	—	(500)
(Decrease) increase in cash book overdrafts	(4)	8
Cash dividends paid	(58)	(229)
Payments for repurchase of common stock	—	(210)
Proceeds from issuances under stock compensation plans	16	29
Tax withholding on share-based awards	(9)	(17)
Other, net	(15)	(11)
Net cash provided by (used in) financing activities	530	(431)

Effect of exchange rate changes on cash and cash equivalents	(7)	—
Net decrease in cash and cash equivalents	(172)	(104)
Cash and cash equivalents at beginning of year	853	957
Cash and cash equivalents at end of year	$681	$853
1 Prepaid expenses and other assets for the year ended January 31, 2021 included $612 of taxes receivable primarily related to the CARES Act, comprised of $560 for income tax receivable and $52 for payroll tax credits.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. full-line stores, Canada, which includes Nordstrom.ca, Nordstrom-branded Canadian full-line stores and Nordstrom Rack Canadian stores, Nordstrom Local, and prior to the second quarter of 2020, Jeffrey. Our Nordstrom Rack brand includes Nordstromrack.com, HauteLook.com, Nordstrom U.S. Rack stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and year ended January 30, 2021 compared with the same periods in fiscal 2019:

	Quarter Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales:
Nordstrom	$2,454	$3,015	$6,997	$9,943
Nordstrom Rack	1,097	1,424	3,360	5,189
Total net sales	$3,551	$4,439	$10,357	$15,132

Net sales (decrease) increase:
Nordstrom	(18.6%)	1.0%	(29.6%)	(3.5%)
Nordstrom Rack	(22.9%)	1.8%	(35.3%)	0.2%
Total Company	(20.0%)	1.3%	(31.6%)	(2.2%)

Digital sales as % of total net sales[1]	54%	35%	55%	33%
1 Sales conducted through a digital platform such as our website or a mobile device. Digital sales may be self-guided by the customer, as in a traditional online order, which may be picked up in our Nordstrom full-line stores, Nordstrom Rack stores or Nordstrom Local service hubs, or facilitated by a salesperson using a virtual styling or selling tool, such as Nordstrom Trunk Club or Style Board. Digital sales also include a reserve for estimated returns. The increase in digital sales penetration for the quarter and year ended January 30, 2021, compared with the quarter and year ended February 1, 2020, was driven primarily by changes in customer shopping behavior related to the impacts of COVID-19.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	January 30, 2021	February 1, 2020
Net (loss) earnings	$(690)	$496
Add: income tax (benefit) expense	(538)	186
Add: interest expense	184	112
(Loss) earnings before interest and income tax expense	(1,044)	794

Add: operating lease interest[1]	95	101
Adjusted net operating (loss) profit	(949)	895

Less: estimated income tax benefit (expense)	416	(244)
Adjusted net operating (loss) profit after tax	$(533)	$651

Average total assets	$9,718	$9,765
Less: average deferred property incentives in excess of ROU assets[2]	(276)	(307)
Less: average non-interest-bearing current liabilities	(3,138)	(3,439)
Average invested capital	$6,304	$6,019

Return on assets[3]	(7.1%)	5.1%
Adjusted ROIC[3]	(8.5%)	10.8%
1 We add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs.
2 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.
3 For fiscal year 2020, COVID-19 related charges negatively impacted return on assets by approximately 200 basis points and Adjusted ROIC by approximately 280 basis points. Integration charges, primarily related to Trunk Club, of $32 in fiscal 2019, were primarily non-cash related and negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 30 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash (used in) provided by operating activities. The following is a reconciliation of net cash (used in) provided by operating activities to Free Cash Flow:

	Year Ended
	January 30, 2021	February 1, 2020
Net cash (used in) provided by operating activities	$(348)	$1,236
Less: capital expenditures	(385)	(935)
(Less) Add: change in cash book overdrafts	(4)	8
Free Cash Flow	$(737)	$309

NORDSTROM, INC.
ADJUSTED EBITDA and ADJUSTED EBITDAR (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDAR is also one of our key financial metrics as it is used to measure compliance with one of our Revolver covenants for the year-ended January 30, 2021. Additionally, as of the fourth quarter of 2020, Adjusted EBITDAR is used as an input in the Fixed Charge Coverage Ratio for the covenant. Adjusted EBITDAR reflects the items in Adjusted EBITDA, excludes rent expense as defined by the Revolver, and captures other differences between the contractual requirements in the Revolver and Adjusted EBITDA, including the inclusion or exclusion of certain non-cash charges. The financial measure calculated under GAAP, which is most directly comparable to Adjusted EBITDAR, is net earnings.
Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA and EBITDAR:

	Year Ended
	January 30, 2021	February 1, 2020
Net (loss) earnings	$(690)	$496
Add: income tax (benefit) expense	(538)	186
Add: interest expense, net	181	102
(Loss) Earnings before interest and income taxes	(1,047)	784

Add: depreciation and amortization expenses	671	671
Less: amortization of developer reimbursements	(86)	(75)
Add: asset impairments	137	—
Adjusted EBITDA[1]	$(325)	$1,380

Add: rent expense[2]	313	339
Add: other Revolver covenant adjustments[3]	3	10
Adjusted EBITDAR[1]	$(9)	$1,729
1 Adjusted EBITDA and Adjusted EBITDAR for the year ended January 30, 2021 included $166 for restructuring charges, COVID-19 premium pay and benefits and payroll tax credits from economic stimulus measures, including the CARES Act.
2 Rent expense, exclusive of amortization of developer reimbursements, is added back for consistency with our debt covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile Adjusted EBITDA to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges where relevant.

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
Invrelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com